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                                                                   EXHIBIT 10.31


  SUPPORT services AGREEMENT between Microdyne Corporation ("Microdyne"), a Maryland corporation located at 3601 Eisenhower Avenue, Alexandria, VA., 22304, and Epson America, Inc. ("Epson"), 20770 Madrona Avenue, Torrance, CA., 90509.

                                    RECITALS

  In the course of the distribution and sale of its products, Epson requires product and subassembly repair and refurbishment, warranty administration, product upgrade projects, telephone technical support, and other miscellaneous Services. Epson has determined that it is in its best interest to contract for personnel to perform these Services, and Microdyne desires to provide personnel to perform these Services on an independent contractor basis. Additionally, Epson and Microdyne wish to terminate the previous Depot Repair, Product Refurbishment, and Warranty Administration Agreement, dated December 13, 1990, and replace it with this Agreement to reflect current Epson requirements, working conditions, and revised pricing. The Depot Repair, Product Refurbishment, and Warranty Administration Agreement, dated December 13, 1990, and all its amendments, including Amendment 1, dated September 1, 1991, Amendment 2, dated October 2, 1992, Amendment 3, dated December 1, 1992, Amendment 4, dated May 1, 1993, Amendment 5, dated December 1, 1993, and Amendment 6, dated October 1, 1994, are cancelled, terminated, and superseded by this Agreement.

  1 . TERM.

      Five years effective April 1, 1996.

  2.  MICRODYNE PROVISION OF PERSONNEL AND SERVICES.

      Microdyne will provide qualified personnel to perform depot repair of products and subassemblies, product refurbishment, product upgrade projects, warranty administration, telephone technical support, and other miscellaneous Services (collectively called "Services") as requested by Epson. The type and quantity of personnel and Services requested by Epson are subject to change from time to time to meet Epson's business needs. Some Services may be performed by Epson personnel or by other independent contractors retained by Epson. The Services performed by Microdyne will be mutually agreed upon and identified in writing, signed by the parties."





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      2.1    Responsibility for Employees.

             Pursuant to the terms of this agreement, Microdyne will provide employees to work for and at the direction of Epson ("Leased Employees"). By signing below, the parties expressly acknowledge that all employees leased by Microdyne to Epson shall remain employees of Microdyne (and not employees of Epson) for all purposes. In particular, said employees shall remain subject to Microdyne's employee policies and procedures which cannot be modified by Epson without the express written authority of Microdyne's Director of Human Resources.

             The governing policies and procedures of Microdyne supersede those of Epson in all areas, subject to limitations of federal and state law, including, but not limited to:

             Salary Status
             Bonuses
             Promotions/Demotions
             Expense Accounts/Travel Guidelines
             Attendance Schedules
             Vacations
             Sick time
             Comp Time
             Holiday Schedules/Pay
             Flexible Work Schedules
             Telecommuting
             Performance Reviews
             Identification Mechanisms (i.e., Business Cards, Employee Badges) Disciplinary Action/Procedures
             Reduction in Staff
             Hiring/Rehiring
             Terminations of Employment of Any Kind
             Employee Benefits





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      2.2    Services.

             Microdyne shall provide the Leased Employees and Services to Epson as an independent contractor in accordance with the terms and conditions of this agreement (as more fully described in the Statement of Work, Attachment A hereto). Epson retains full management control over its service terms and programs, as well as Epson's customer and end user relations. For all practical purposes, Microdyne's provisions of the Services shall be invisible to Epson's customers and end users.

             Microdyne, on a semi-annual basis, or sooner, shall provide Epson a value engineering change proposal which shall identify methodologies that may result in increased Epson customer service and/or cost reductions.

      2.3    Training.

             Epson will provide, at no charge to Microdyne, ongoing training for new Epson products to enable Leased Employees to perform the Services.

      2.4    Facilities and Equipment.

             Services will be performed at Epson's facilities currently located in Torrance and Carson, California, and Indianapolis, Indiana, and other locations as mutually agreed upon in writing, signed by the parties. Epson will provide use of these facilities and all equipment, tools, test equipment, documentation, and supplies needed for the Services at no charge to Microdyne. Both parties shall have a mutual and affirmative obligation to maintain the integrity and security of all facilities and equipment. Both parties will take all reasonable steps to assure the security of the facilities and their contents. Microdyne will reimburse Epson for any damage or loss caused by negligence on the part of Microdyne.

      2.5    Insurance.

             Microdyne shall indemnify, defend and hold Epson, its employees and affiliates harmless from any and all damages, liabilities, costs and expenses incurred by Epson as a result of any claims, judgments, or adjudication against Epson for any breach by Microdyne of the provisions of this Agreement or





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             arising from any misconduct or negligence of Microdyne's employees in the scope of their employment. Epson shall indemnify, defend and hold Microdyne, its employees and affiliates harmless from any and all damages, liabilities, costs and expenses incurred by Microdyne as a result of any breach of this Agreement by Epson, arising out of processes or procedures required by Epson or arising from any misconduct or negligence of Epson's employees in the scope of their employment.

             To support these indemnities, Microdyne and Epson will obtain and maintain in effect at all times contractual liability insurance in support of this agreement. Epson will be named as an additional insured and policy limits should not be less than $1 million per occurrence and $10 million total. Evidence of insurance will be provided to Epson within thirty (30) days of each policy renewal by Certificate of Insurance.

             Microdyne's insurance policies will waive any and all subrogation against Epson.

      2.6    Operating Assets and Equipment.

             During the course of the previous agreement, Microdyne purchased some assets and equipment as described in Attachment D. These assets and equipment will continue to be owned and used by Microdyne as required with no additional charge to Epson.

      2.7    Parts, Inventory, and Ordering.

             Epson will provide all parts necessary for the Services at no cost to Microdyne. Microdyne will order parts from Epson on an as needed basis in conformance with Epson's existing parts and accounting procedures.

      2.8    Records and Audit Rights.

             (a) Microdyne agrees to keep and maintain commercially reasonable records of the charges associated with Microdyne's provision of the Leased Employees and Services. Epson retains the right to have a representative of Epson's certified public accounting firm inspect and audit Microdyne's books and records pertaining to the





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                  Leased Employees and Services upon notice to Microdyne, at
                  Epson's expense, to insure compliance with the terms of this agreement. If the audit at Epson's expense reveals deficiencies greater than 2% of billing, then the cost of the audit will be paid by Microdyne.

             (b) Microdyne agrees to furnish to Epson a statement within fifteen (15) days following the end of each month identifying the Services performed during the preceding month and labor expended. Microdyne shall keep and maintain true and accurate records regarding all information and data reasonably necessary or required for the computation and verification of all amounts payable to Microdyne hereunder.

             (c) Microdyne agrees to provide any information required by Epson to comply with government rules and regulations. The information will be made available on a mutually agreeable schedule determined at the time of any request.

      2.9    Product Safety.

             Microdyne agrees to notify Epson immediately in writing upon discovery that any Epson product fails to comply with any applicable consumer product or electrical safety law or regulation, or upon discovery that any such product contains a defect which could, in the reasonable opinion of Microdyne, create a substantial operational problem or consumer product safety or electrical hazard.

      2.10   Failure to Perform.

             (a) If Epson determines that Microdyne has consistently failed to meet the mutually agreed upon quality and performance standards for Services and Leased Employees, described in Attachment A.II.A. and B., Epson will notify Microdyne in writing of such discrepancies. Microdyne will have 15 days to develop a written plan of corrective action to meet quality and performance standards. Upon approval of the corrective action plan by Epson, Microdyne will have 60 days to restore Services or Leased Employees to quality and performance standards.





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             (b)  Additionally, if Epson executive management determines that any Leased Employee has significantly failed to meet quality or performance standards, or performed any other detrimental act, Epson at its sole discretion may request that Microdyne immediately replace that Leased Employee and Microdyne will comply.

             (c) Any personnel actions, including reductions in staff or terminations, performed as a result of 2.10. a. or b. above will be Microdyne's sole responsibility as defined in 2.1 above.

3.    USE OF EPSON TRADEMARKS AND LOGOS.

      During the term of this agreement, Microdyne is authorized to use the Epson trademarks, proprietary logos, and designations applicable to the products as may be necessary for Microdyne to provide the Services, in conformity with Epson's written guidelines for trademark usage. Upon expiration or termination of this agreement, Microdyne shall cease all references and use of any and all Epson names, trademarks, logos, and designations. Microdyne shall not use Epson trademarks, logos, or designations in any advertising materials, nor publicize the agreement without prior written authorization from Epson.

4.    PROPRIETARY NATURE OF PRODUCTS.

      4.1    Epson Rights.

             No title to or ownership of Epson's products, including software or any of the parts, is transferred to Microdyne by this agreement or the provision of the Services by Microdyne. Title to all applicable rights and patents, copyrights and trade secrets in Epson's products shall remain with Epson, and Microdyne agrees to respect and observe the proprietary nature thereof. Microdyne agrees to take appropriate action by instructions or agreement with its employees, agents, and contractors who are permitted access to the Epson products or other proprietary information to fulfill its obligations hereunder. Notwithstanding any provision of this agreement, Epson owns and retains all title and ownership of all intellectual property rights; all software; all firmware; all master diskettes; and related materials provided by Epson to Microdyne hereunder.





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      4.2    Reverse Engineering, Etc.

             Microdyne agrees not to decompile, reverse engineer, reverse compile, modify, or perform any similar type of operation on products, parts, software or furniture furnished by Epson without the express prior written consent of Epson.

5.    TECHNICAL SUPPORT.

      Epson shall make technical support available to Microdyne during the term of this agreement without cost to Microdyne, to answer questions and provide support for Microdyne in connection with the Services.

6.    INTELLECTUAL PROPERTY RIGHTS, INDEMNIFICATION.

      6.1    By Epson.

             Epson shall indemnify, defend, and hold Microdyne harmless from any and all damages, liabilities, costs, and expenses incurred by Microdyne as a result of any claims, judgments, or adjudication against Microdyne that Epson products infringe any U.S. patent or copyright of any third part, provided: (i) Microdyne shall promptly notify Epson in writing of such claim; and (ii) Epson shall have the sole control of the defense of any such action and all negotiations for its settlement and compromise.

      6.2    By Microdyne.

             Microdyne shall indemnify, defend, and hold Epson harmless from any and all damages, liabilities, costs, and expenses incurred by Epson as a result of any claims, judgments, or adjudication against Epson that Epson products modified by Microdyne outside of the approved procedures supplied and enforced by Epson infringe any U.S. patent or copyright of any third party, provided: (i) Epson shall promptly notify Microdyne in writing of such claim; and (ii) Microdyne shall have the sole control of the defense of any such action and all negotiations for its settlement and compromise.





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7.    CONFIDENTIALITY.

      Both parties acknowledge that confidential information provided hereunder, including the transfer of technology and software, constitute a trade secret and, as such, shall be held and maintained in confidence, as set forth in the Confidentiality and Non-Disclosure Agreement, Attachment C hereto.

8.    WARRANTIES AND DISCLAIMERS

      8.1    Warranty.

             Microdyne warrants that the depot repairs, product refurbishment, product retrofits and Services will be performed in accordance with the repair and refurbishment criteria for the applicable service provided by Epson, and industry standards. In the event any such repair, refurbishment, or retrofit does not perform in accordance with the applicable specifications in Attachment A for a period of ninety (90) days after shipment thereof by Epson to a customer, Microdyne will remedy such failure by repair at no additional cost to Epson.

      8.2    Disclaimer.

             Microdyne expressly disclaims all warranties except the limited warranty set forth above.

9.    PAYMENT.

      Epson agrees to pay for the Leased Employees at those rates set forth in Attachment B hereto. Microdyne shall invoice Epson monthly in arrears for applicable Leased Employees and other related charges, accompanied by the report described in Section 2.6(b) above. Said invoice shall be paid in full within thirty (30) days after receipt. Any invoices which are unpaid after this thirty (30) day period will be amended to include interest charges of 1.5% (percent) a month on the invoice amount from the thirty-first (31st) day following invoice date to date of payment to Microdyne, or the highest amount allowed by law,





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      whichever is applicable.  Further, Microdyne reserves the right to suspend all Services provided under this agreement or require payment in advance in the event any two consecutive invoices are not paid in full within forty-five (45) days after the second invoice date.

      The charges identified herein in Attachment C shall be reviewed and negotiated, for the next twelve (12) month period, commencing ninety
      (90) days prior to each anniversary date of this agreement. Either party may request review and renegotiation of the rates charged at the completion of the first three (3) months of this agreement.

10.   TAXES.

      Epson shall be responsible for the payment of all sales, use and personal property taxes assessed on products provided or sold in connection with this agreement, excluding taxes based upon the net income of Microdyne. Microdyne shall be responsible for all taxes arising from Epson's payments for the Services and Leased Employees, including but not limited to withholding taxes, FICA payments, workman's compensation and state disability payments.

11.   TERMINATION AND DEFAULT.

      11.1   Without Cause.

             Either party may terminate this agreement at any time upon 90 days written notice of termination to the other. Upon the effective date of such termination, Epson will resume possession and control over the Epson assets, and is free to hire or rehire any and all of Microdyne's employees used in the provision of the Services.

  11.2       For Cause.

             Either party may terminate this agreement upon written notice to the other party in the event that such other party fails to cure a material breach within ninety (90) days after notice of breach from the nonbreaching party. This agreement shall automatically be cancelled if either party becomes insolvent or makes an assignment for the benefit of creditors or if any insolvency proceeding is initiated by or against it. All unpaid charges accrued under this agreement shall become immediately due





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             and payable upon the happening of such event of termination.  The aforesaid rights shall be in addition to all other rights and remedies provided at law, in equity, or hereunder. In the event of termination for any of the foregoing reasons, Epson will resume possession and control over the Epson assets, and is free to hire any and all of Microdyne's employees used in the provision of the Services.

      11.3 In the event that Epson resumes possession and control of the Epson assets, Microdyne agrees to sell and assign a complete copy of Microdyne's depot repair activity management system as defined in Attachment A, III, to Epson for a reasonable, mutually agreed upon price. Microdyne further agrees to assist Epson in obtaining any necessary consents from third parties with rights in said software.

12.   FORCE MAJEURE.

      If either party shall be prevented from performing any portion of this agreement (except the payment of money) by causes beyond its reasonable control, including, without limitation, labor disputes, civil commotion, war, governmental regulations or controls, casualty, inability to obtain materials or Services, or acts of God, such party shall be excused from performance for the period of the delay.

13.   NOTICE.

      Unless otherwise agreed to by the parties, all notices required hereunder shall be made in writing by certified mail, return receipt requested, to the addresses first above written and to the attention of the parties executing this agreement or their successor(s) in office.

14.   WAIVER.

      No waiver of any right or remedy on one occasion shall be deemed a waiver of such right or remedy on any other occasion or of any other right or remedy.





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15.   SEVERABILITY.

      If any provision(s) of this agreement is held to be illegal, unenforceable, or invalid by a court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, so long as the verifiable intent of the parties is not materially affected thereby.

16.   INDEPENDENT CONTRACTORS.

      Both parties hereto are independent contractors and neither party shall represent itself as an agent or legal representative of the other.

17.   COMPLIANCE WITH LAWS.

      Each party shall comply, at its own expense, with all statutes, regulations, rules, ordinances, and orders of any governmental body, department, or agency thereof, which apply to or result from its obligations hereunder.

18.   ATTACHMENTS.

      The attachments referred to in the body of this agreement are an integral part of this agreement and reference to this agreement shall be deemed to include all the attachments.

19.   HEADINGS.

      The headings of this agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any provision of the agreement.

20.   ENTIRE AGREEMENT/GOVERNING LAW.

      This document constitutes the entire agreement between the parties regarding the subject matter hereof. No agent, employee, or representative of Microdyne has any authority to bind Microdyne to any affirmation, representation, or warranty concerning the products or Services furnished under this agreement, unless the same is expressly included within this written agreement. This agreement may be modified only by a written instrument signed by both parties hereto or by their duly authorized agents. The terms and conditions herein shall





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      govern with respect to the subject matter hereto and shall override all terms and conditions contained on any purchase order or acknowledgement form, previous letters, etc., issued by the parties hereto. This agreement shall be governed by the laws of the State of California. This agreement may be executed in counterparts, each of which shall be deemed an original. The individuals signing this agreement on behalf of each party represents and warrants that he/she has the power and authority to sign.




MICRODYNE CORPORATION            EPSON AMERICA, INC.


BY: [SIG]                        BY: [SIG]
   --------------------------        --------------------------
     Authorized Signature               Authorized Signature

TITLE: VP Operations             TITLE: Vice President, Operations & Logistics

DATE: March 20, 1996             DATE: March 20, 1996





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                                  ATTACHMENT A
                               STATEMENT OF WORK



I.    Services.

      During the period of this agreement, Microdyne will provide Leased Employees to perform Services as indicated below.

      A.  Warranty Administration.

          1. Administrative Services involving review and processing of warranty claims, Epson Extra Care (service contract) claims, and billable repair or exchange orders, including initiation of warranty labor payments or credits, and parts orders.

          2. Receipt and verification of warranty and billable repair parts or products.

          3. Preparation of parts or products for induction into the depot repair process.

      B.  Product and Subassembly Repair.

          1. Depot repair to the discrete component level for Epson products, including whole units and subassemblies.

          2. Administrative functions involved with depot activities and customer interface.

          3. Coordination and administration of outsourced repair activity.

          4. Development and maintenance of repair, test, and quality procedures.

      C.  Product Refurbishment.

          Inspection and rework of Epson products will be performed in accordance to Epson's criteria by product type. This process will include a physical inspection, testing, repair cleaning and repackaging to Epson specifications. Items to be completed during these functions are as follows:





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      1.     Physical Inspection - The physical inspection process will include an inspection for physical and cosmetic damage.

      2.     Testing - Each unit will be tested according to Epson's criteria.

      3. Repair - The repair process will be performed on units deemed economical to repair as determined by Epson standards. The repair process will be limited to assembly level repair.

      4.     Cleaning - The units passing the Criteria in Items (a), (b), and
             (c) above, will be cleaned to a like new condition. Any unit which cannot be restored to this condition will be so noted and returned to Epson.

      5. Kitting - Accessories and collateral materials will be inspected, cleaned, and repackaged.

      6. Repackaging - Product which passes the cleaning stage will be repackaged in accordance to Epson's standards. This would entail repacking the unit into a new package configuration.

  D.  Telephone Technical Support.

      1. Telephone technical support for Epson customers on product specification, configuration, installation, operation, failure identification, customer relations, and reseller/service center referral or service dispatch.

      2. Assist Epson in continually standardizing and enhancing the information bases, both printed and system based, available for each TTS representative to enable more rapid and accurate response to customer questions, and to shorten average call handle times.

      3. Fully utilize all systems and tools provided to increase productivity and accuracy levels.

      4. Services to be provided during hours specified by Epson, up to and including 7 days per week, 24 hours per day.

  E.  Product Upgrade Projects.

      1. Performance of periodic special projects to repackage, upgrade, configure, or modify products as requested by Epson.





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      2.     Review and estimate labor and materials requirements on a
             case-by-case basis for each project. Epson will review and accept each project estimate prior to authorizing work by Microdyne.

      3. Microdyne will prepare a cost analysis at the end of each project comparing actual cost to project estimates, and will explain significant variances.

      4. Maintain a core group of Microdyne employees as specified by Epson to plan, coordinate, and supervise project activities.

      5. Provide additional temporary or part-time Microdyne personnel to fulfill project requirements as authorized in (2) above. If the required number of Microdyne employees are not available to meet project quantity and time requirements, Microdyne will recruit outside temporary agency personnel following Epson's procedures for procuring temporary agency personnel.

  F.  Miscellaneous Services.

      Provide Leased Employees for a wide variety of positions as requested by Epson. These may be individual positions or a group of positions. The positions may be long term or temporary. Microdyne Leased Employees in these positions may receive operational direction from Epson personnel subject to the provisions of section 2.l.

II    QUALITY AND PERFORMANCE STANDARDS.

  A.  Quality Standards.

      1. Microdyne Leased Employees will be qualified to satisfactorily perform their duties as specified in their job description.

      2. All Services will be performed to generally accepted industry standards and practices.

      3. Written quality standards will be developed and maintained by Epson and Microdyne jointly for all major processes.





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  B.  Performance Standards.

      1. Written performance standards will be developed and agreed to by Epson and Microdyne for each of the Services specified in (I) above as applicable. These performance standards may include items such as turnaround time, average repair time, and TTS average call handle time (ACHT).

      2. Performance standards will be reviewed and updated every six (6) months at a minimum.

  C.  Reporting.

      1 Microdyne will provide monthly reports as requested by Epson indicating achievement to quality and performance standards.

      2. As a result of providing the Services, Microdyne may collect information that can be applied to improve Epson's products and Services. Microdyne shall actively seek to identify such information and report back to Epson on a timely basis.

  D.  Efficiency.

      Microdyne will insure all Leased Employees are utilized efficiently, and will continuously strive to increase the level of efficiency.

III   REPAIR ACTIVITY MANAGEMENT SYSTEM (RAM).

  A. Microdyne will install, maintain, and periodically update subject to mutual agreement, repair activity management systems at Indianapolis and Carson depots at no charge to Epson. These systems will minimally maintain a database which will provide the following information:

      1. Tracking of specific units or lots in the repair process by model, serial number, and customer.

      2.     Labor utilization, repair time.

      3.     Parts usage by unit and model.

      4.     Failure history including no trouble found.

      5.     Efficiency and productivity.

      6.     Repeat repairs.

      7. Summary data on failure analysis, average cost per unit, scrap rate, and refurbishment yield rates.





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  B.  RAM system design will be compatible for future linkage with Epson's systems.

  C. Epson may request additional major functions be added to these systems. Microdyne will perform these upgrades subject to negotiation of development costs with Epson.

IV    INVENTORY MANAGEMENT.

      All product and parts inventory (product) will remain the property of Epson. At no time will title of any Epson product pass on to Microdyne. Microdyne will be responsible for protecting all inventory in its possession from loss or damage. Products lost or damaged through negligence, while in the possession of Microdyne, will result in compensation to Epson for Epson's cost of the product in question. Additionally, Microdyne will be responsible for maintaining and tracking inventory levels while the product is in its possession. Transfer of product into and out of Microdyne's control will be through a mutually accepted transfer process.





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                                  ATTACHMENT B
                               SCHEDULE OF PRICES

I.    GENERAL.

      Under the terms of this agreement, the Services and Leased Employees to be provided by Microdyne, as outlined in both the basic agreement and Attachment A, will be charged according to the following pricing provisions:

  A.  Job Descriptions and Salary Ranges.

      1. Microdyne will develop and maintain written job descriptions for each Leased Employee based on the Services requested by Epson.

      2. Microdyne will assign a salary grade to each job description based on fair market value for each position at the employment location.

      3. All job descriptions and salary grades must be approved by Epson and Microdyne executive management.

      4. As duties change, job descriptions may be modified periodically and salary grades evaluated for the revised job description.

      5.     All job descriptions will be reviewed annually.

  B.  Leased Employee Types.

      1. Full Time Employee - Regular, full time, salaried or hourly employee with full Microdyne benefits.

      2. Temporary Employee - Temporary employee with modified Microdyne benefits.

      3.     Part Time Employee - Temporary employee with no Microdyne benefits.

  C.  Leased Employee Staffing Levels.

      1. Epson will specify in writing the quantity of full time Microdyne employees requested by job description, with thirty (30) days advance notification of increases or decreases subject to the limitation of C.3 below.





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      2.     Epson will specify in writing the quantity of temporary or part time Microdyne employees requested by job description and will estimate the duration of the requirement. Epson will make a best effort to provide a minimum of two (2) days advance notice for increases and one (1) day advance notice for decreases.

      3. Epson will provide 65 days advanced notice for any decrease in Leased Employee staffing levels which may trigger the requirements of the Workers Adjustment and Retraining Notification Act of 1988.

      4. All changes to requested staff levels require approval by Epson executive management or authorized Epson management.

  D.  Monthly Charges (Based on Rates in Table 1)

      1.     Full Time Employees, Salaried:

             a. Charges will be at a monthly flat rate per employee based on the applicable pay grade.

             b. Epson will not be charged for full time, salaried employees who are absent due to short or long term disability, leave of absence, or jury duty; nor will these absences be counted against Microdyne attendance percentages.

             c. Microdyne will be expected to maintain acceptable levels of full time, salaried employee attendance as follows:

                  # Salaried employee days worked in month    = Monthly Attendance %
                  ----------------------------------------
                  # Salaried employees x # work days in month


                  A rolling six month minimum monthly attendance average of 94% must be maintained for the immediate preceding six months.
                  In any month where the six month average falls below 94%, the monthly invoice will be reduced in percentage by the amount that the six month average is below 94%. For example, a six month average attendance percent of 92.5% would cause a 1.5% decrease in the invoice for that month.

      2.     Full Time Employees, Hourly:

             Billing will be for actual hours worked based on the applicable pay grade. All other hours and payments are excluded.

      3.     Temporary and Part-Time Employees, Hourly:

             Billing will be for actual hours worked on a cost plus basis. All other hours and payments are excluded.

      4.     Volume Discount:

             A volume discount will be applied to the total monthly invoice amount.

  E.  Overtime Authorization.

      For each operational area, Epson will authorize Microdyne the authority to work a reasonable amount of overtime sufficient to provide operational flexibility. Overtime in excess of this amount must be approved in advance by Epson.

  F.  Pricing Equity.

      1 Microdyne will insure that all Leased Employees meet or exceed minimum job description qualifications for their assigned job and pay grade as charged to Epson, and that actual pay rates for Leased Employees will meet or exceed the low pay range of the pay grade charged to Epson for that Leased Employee.

      2. Microdyne will further insure that it hires and administers Leased Employee salaries within the guidelines of Microdyne's employee policies and procedures, meeting reasonable industry standards.

  G.  Skill Range Progression.

      1. Certain jobs have skill range progressions, e.g., technicians, TTS representatives. Microdyne and Epson will agree on the desired number of employees at each skill level.

      2. Microdyne may be unable to provide sufficient qualified personnel to meet the agreed upon skill level allocation. If this occurs Microdyne, with Epson's approval, may elect to provide Leased Employees at a lower skill level, charging at the appropriate lower pay rate. At some time, some of these Leased Employees may have increased their skills to meet the job description requirements for the next higher pay rate. Microdyne may promote these Leased Employees to a higher pay grade and increase charges to Epson, subject to Epson's agreement that the Leased Employee meets job description requirements and is within the skill level allocation stated in Gl.

  H.  Other Charges.

      1 . Epson may request travel for non-management Leased Employees or special travel for management Leased Employees. Microdyne will insure travel expenses are incurred within Microdyne's travel expense policies, and will invoice Epson for actual charges. No charges will be invoiced for normal business travel by Microdyne management employees.

      2. Epson will pay directly for all outside vendors, services, and temporary agency personnel utilized in performing Services.

      3.     No other charges will apply.

                                  ATTACHMENT B
                                    TABLE 1
                           SALARY RANGES AND CHARGES

=======================================================  ================================================
             FULL TIME SALARIED EMPLOYEES                           FULL TIME HOURLY EMPLOYEES
-------------------------------------------------------  ------------------------------------------------
                 SALARY RANGE                                            SALARY RANGE
 PAY      ---------------------------      MONTHLY        PAY   -----------------------------      HOURLY
GRADE      LOW        MID        HIGH      CHARGE        GRADE     LOW        MID        HIGH      CHARGE
-------------------------------------------------------  -------------------------------------------------
S1       $25,500    $30,250    $35,000     $4,235          H1     $5.58      $6.18       $6.78     $11.37
S2       $26,500    $31,250    $36,000     $4,375          H2     $5.81      $6.44       $7.06     $11.84
S3       $27,500    $32,250    $37,000     $4,515          H3     $6.05      $6.70       $7.35     $12.33
S4       $29,750    $34,500    $39,250     $4,830          H4     $6.28      $6.95       $7.63     $12.80
S5       $31,000    $35,750    $40,500     $5,005          H5     $6.51      $7.21       $7.91     $13.27
S6       $33,500    $38,250    $43,000     $5,323          H6     $6.74      $7.47       $8.19     $13.74
S7       $34,500    $39,250    $44,000     $5,462          H7     $6.98      $7.73       $8.48     $14.22
S8       $36,000    $40,750    $45,500     $5,671          H8     $7.21      $7.98       $8.76     $14.69
S9       $37,000    $42,250    $47,500     $5,880          H9     $7.44      $8.24       $9.04     $15.16
S10      $38,500    $45,250    $52,000     $6,297          H10    $7.67      $8.50       $9.32     $15.63
S11      $40,000    $47,500    $55,000     $6,571          H11    $7.91      $8.76       $9.61     $16.12
S12      $45,000    $52,500    $60,000     $7,306          H12    $8.14      $9.01       $9.89     $16.59
S13      $52,000    $59,500    $67,000     $8,280          H13    $8.37      $9.27      $10.17     $17.06
S14      $60,000    $66,500    $73,000     $9,255          H14    $8.60      $9.53      $10.45     $17.53
S15      $70,000    $78,500    $87,000    $10,925          H15    $8.84      $9.79      $10.74     $18.01
S16      $75,000    $82,500    $90,000    $11,481          H16    $9.07     $10.04      $11.02     $18.38
=======================================================    H17    $9.30     $10.30      $11.30     $18.85
                                                           H18    $9.53     $10.56      $11.58     $19.32
                                                           H19    $9.77     $10.82      $11.87     $19.80
=======================================================    H20   $10.00     $11.07      $12.15     $20.27
 TEMPORARY (TMH) AND PART-TIME (PTH) EMPLOYEES - HOURLY    H21   $10.23     $11.33      $12.43     $20.73
-------------------------------------------------------    H22   $10.46     $11.59      $12.71     $21.20
                                                           H23   $10.70     $11.85      $13.00     $21.69
    TYPE       RATE  +  MARKUP%     = CHARGE               H24   $10.93     $12.10      $13.28     $22.04
-------------------------------------------------------    H25   $11.16     $12.36      $13.56     $22.62
                                                           H26   $11.39     $12.62      $13.84     $23.09
    PTH      EMPLOYEE    52.0%     HOURLY CHARGE           H27   $11.63     $12.88      $14.13     $23.57
             PAY RATE                                      H28   $11.86     $13.13      $14.41     $24.04
                                                           H29   $12.09     $13.39      $14.69     $24.50
    PTH      EMPLOYEE    42.9%     OVERTIME HOURLY         H30   $12.32     $13.65      $14.97     $24.97
             OVERTIME              CHARGE                  H31   $12.56     $13.91      $15.26     $25.32
             PAY RATE                                      H32   $12.79     $14.16      $15.54     $25.78
                                                           H33   $13.02     $14.42      $15.82     $26.24
    TMH      EMPLOYEE    58.0%     HOURLY CHARGE           H34   $13.25     $14.68      $16.10     $26.71
             PAY RATE                                      H35   $13.49     $14.94      $16.39     $27.19
                                                           H36   $13.72     $15.19      $16.67     $27.65
    TMH      EMPLOYEE    48.5%     OVERTIME HOURLY         H37   $13.95     $15.45      $16.95     $28.12
             OVERTIME              CHARGE                  H38   $14.18     $15.71      $17.23     $28.58
             PAY RATE                                      H39   $14.42     $15.97      $17.52     $29.07
=======================================================    H40   $14.65     $16.22      $17.80     $29.53
                                                           H41   $14.88     $16.48      $18.08     $29.99
                                                           H42   $15.11     $16.74      $18.36     $30.46
=======================================================    H43   $15.35     $17.00      $18.65     $30.94
                    VOLUME DISCOUNT                        H44   $15.58     $17.25      $18.93     $31.40
-------------------------------------------------------    H45   $15.81     $17.51      $19.21     $31.87
                                                           H46   $16.04     $17.77      $19.49     $32.15
        MONTHLY INVOICE          DISCOUNT % APPLIED        H47   $16.28     $18.03      $19.78     $32.63
            AMOUNT               TO MONTHLY AMOUNT         H48   $16.51     $18.28      $20.06     $33.10
                                 OVER $1,100,000           H49   $16.74     $18.54      $20.34     $33.56
                                                           H50   $16.97     $18.80      $20.62     $34.02
  FROM                      TO                             H51   $17.21     $19.06      $20.91     $34.50
  ----                      --                             H52   $17.44     $19.31      $21.19     $34.96
                                                           H53   $17.67     $19.57      $21.47     $35.42
Less than $ 1,100,000                        0.0%          H54   $17.90     $19.83      $21.75     $35.88
$ 1,100,001     -        $ 1,200,000    -    3.0%          H55   $18.14     $20.09      $22.04     $36.35
$ 1,200,001     -        $ 1,300,000    -    4.0%          H56   $18.37     $20.34      $22.32     $36.82
$ 1,300,001     -        $ 1,400,000    -    4.4%          H57   $18.60     $20.60      $22.60     $37.29
$ 1,400,001     -        $ 1,500,000    -    4.8%          H58   $18.83     $20.86      $22.88     $37.75
$ 1,500,001     -        $ 1,600,000    -    5.2%          H59   $19.07     $21.12      $23.17     $38.22
$ 1,600,001     -        $ 1,700,000    -    5.6%          LE    $10.58     $12.75      $14.92     $20.53
$ 1,700,001     -        $ 1,800,000    -    6.0%          L1    $12.26     $14.79      $17.31     $23.66
$ 1,800,001     -        $ 1,900,000    -    6.4%          L2    $13.22     $15.99      $18.75     $25.42
$ 1,900,001     -        $ 2,000,000    -    6.8%          L3    $14.30     $17.13      $19.95     $27.06
$ 2,000,001     -        $ 2,100,000    -    7.2%          L4    $15.62     $19.40      $23.17     $30.45
=======================================================  ================================================


=======================================================
      FULL TIME HOURLY - OVERTIME CHARGE
-------------------------------------------------------

HOURLY CHARGE + 41% MARK UP = OVERTIME HOURLY CHARGE

=======================================================

                                  ATTACHMENT C
                  CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT



This Agreement is made as of the 1st day of April, 1996, by and between Epson America, Inc., a California corporation with its principal place of business at 20770 Madrona Avenue, Torrance, California 90509 ("Epson") and Microdyne Corporation, a Virginia corporation located at 3601 Eisenhower Avenue, Alexandria, Virginia 22304 ("Microdyne").

Whereas Epson will disclose to Microdyne certain information relating to its products, parts, customers, and business practices for the purpose of enabling Microdyne to perform various maintenance, repair, and distribution services pertinent to certain Epson products and sub-assemblies sold by Epson and its other appointees in the marketplace. Epson desires that any confidential and/or proprietary information ("Information") disclosed to Microdyne be used only to further the business relationship between the parties hereto.

In order to ensure that the information disclosed by Epson to Microdyne is used only in accordance with the purposes stated above, the parties agree to the following:

         I.       This Agreement shall be in effect for five (5) years.

         II. Microdyne shall prevent the disclosure to others of Information transmitted to Microdyne where such Information is prominently designated as confidential, and is disclosed in the performance of, or in connection with, Microdyne services performed for Epson. Any Information delivered by Epson to Microdyne marked "secret", "confidential", or with words of similar meaning, shall be conclusively deemed, as between the parties, confidential and trade secret information of Epson. Any Information not bearing such marking shall not, however, be deemed to be non-secret or non-confidential, but any such unmarked information shall be subject to the same restrictions as contained herein.

         III. Epson warrants that no restriction is made upon Microdyne relating to Microdyne's freedom to offer services to any other persons or to transmit any Information to other persons where such Information (a) shall have been in its possession prior to the disclosure by Epson, (b) shall have become part of the public domain through no fault of Microdyne, (c) shall have been developed subsequent to, and independent of, the disclosure by Epson, or (d) shall have been released in writing by Epson so that Microdyne may make public disclosure or otherwise deemed no longer to be confidential.

         IV. Microdyne shall not use such confidential information itself, disclose it to others to permit the disclosure of such information to others, and will prevent Microdyne employees (so long as they shall remain employed by Microdyne) from divulging, publishing, or using such information, except as is necessary to perform the aforementioned maintenance repair and distribution services.

         V. All information disclosed by Epson to Microdyne shall remain the property of Epson. At Epson's request, the tangible information from Epson shall be promptly returned or destroyed, together with all copies thereof. Upon request, Microdyne shall provide written certification of the destruction.

         VI. Any notice or other communication provided under this Agreement will be in writing and be sent via facsimile, or certified or registered mail, return receipt requested, to the respective addresses as either party has designated to the other by notice in writing. Any such notice will be deemed given when received by the other party, attention directed to the individual singing this Agreement.

         VII. This Agreement will be governed by the laws of the State of California and constitutes the entire Agreement between Epson and Microdyne pertaining to the subject matter hereof. No provisions of this Agreement will be deemed waived, amended, or modified by either party unless such waiver, amendment, or modification be in writing signed by the party against whom it is sought to enforce the waiver, amendment, or modification. If any provision of this Agreement is held to be illegal or unenforceable, such shall not effect the balance thereof.

         VIII. The parties hereto acknowledge that they have read this Agreement, understand it, and agree to be bound by its terms and conditions. Further, the parties acknowledge that this Agreement supersedes all prior agreements, oral or written, and all other communications between the parties relating to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed. The persons signing warrant that they are authorized to sign for, and on behalf of, the respective parties.



MICRODYNE CORPORATION             EPSON AMERICA, INC.


BY:     [SIG]                     BY:  [SIG]
    -----------------------          -----------------------------
       Authorized Signature            Authorized Signature

TITLE: V.P. Operations            TITLE: Vice President, Operations & Logistics
      ----------------------             --------------------------

DATE:  March 20, 1996             DATE:  March 20, 1996
      ----------------------            ---------------------------

                                  ATTACHMENT D
                                MICRODYNE ASSETS


The following Microdyne assets are located at the Carson, California, service depot:

Manufacturer              Description                        Model                Quantity
------------              -----------                        -----                --------
Weller                    Soldering Iron                     EC1002                    9
Weller                    Soldering Iron                     WTCPS                     1
Weller                    Soldering Iron                     WTCPT                     2
Weller                    Soldering Iron                     EC1201                    2
Weller                    Soldering Iron                     WCC100                    2
Weller                    Soldering Iron                     TC201T                    2
Weller                    Soldering Iron                     EC1001                    1
Weller                    Soldering Iron                     EC2001                    2
Microtech                 Soldering Iron                     MT1000                    1
EST                       Soldering Iron                     BT-1011                   1
Pace                      Soldering Station                  MBT                      13
Solder Aid                Desoldering Station                SA-150                    1
Hakko                     Desolder                           470                       1
Fluke                     DVM                                77                       12
Fluke                     DVM                                8021B                     2
Triplet                   DVM                                3550                      1
Tektronic                 DVM                                DMM251                    6
Tektronix                 Scope                              475                       5
Tektronix                 Scope                              2235A                     4
OK Industries             Hot Air Machine                    FCR-21Q1                  1
Goldstar                  Video Cassette Player              GVPB115                  10
Opticon                   Barcode Reader (Wand)              Opticon                   8
Welch Allyn               Barcode (Wand)                     2350                     18
Welch Allyn               Barcode Reader                     3400                      1
Scanteam                  Barcode Reader                     5500                      1
Huntron                   Tracker                            1000                      8
Worthington Data
 Solutions                Barcode Reader                     5310HP43                  1
Dayton                    Air Compressor                     32419                     1
 (Speed Air)
Aqua Blaster              Washing Machine                    1200                      1
Nu-Concept Sys.           Hot Air Desoldering Tool           Hart 200A                 1
HP                        O'Scope                            54502A                    1



                                        1